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                                                                     Exhibit 4.3

                        Investment Cooperation Agreement

This Agreement is entered on December 7, 2003 by and between:

PSi Technologies, Inc. ("PSi"), a corporation registered and existing under the laws of the Republic of the Philippines, having registered address at Electronics Ave., FTI Complex, Taguig, Metro Manila, Philippines; and

Management Committee of Chengdu Hi-Tech Zone ("CDHT"), a PRC government entity, located at 18 Chuangye Road, Chengdu Hi-Tech Zone, Chengdu 610041, Sichuan Province.

Whereas:

1. PSi is contemplating an investment ("Investment"), the first phase ("Phase No. 1") will commence within three (3) months from the execution of this Agreement and the issuance of the Company's Business License, Customs permits and other approvals necessary to establish an Assembly and Test Facility Factory (the "Company") in Chengdu, Sichuan Province, the Peoples' Republic of China;

2. PSi's Phase No. 1 investment is anticipated to be USD$20 million within three years.

3. In support of the Investment by PSi, CDHT will provide support to PSi, its affiliated companies and the Company in accordance with the terms and conditions contained herein.

THEREFORE, upon friendly negotiations, the parties hereto reached agreement as follows:

1.   Lease of Factory and Land

(1)  Factory A and Land A

     i.   Description

          The area of Factory A is 2,592 sqm located on Land A with an area of 4,117.5 sqm. The property has been installed with seven (7) connections such as water, power, gas, drainage, sewage, telecommunications, internet and other accessory facilities

     ii.  Lease Terms and Conditions

          a. The rent of Factory A is RMB8/sqm/month, which shall not be changed during the lease term (including any extension of the initial lease term). The rent shall be calculated on such basis that the area of Factory A is 2,592 sqm. CDHT will not charge any rent to the Company for Land A.

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          b.   During the lease term, CDHT will charge a management fee for garbage disposal and security services in an amount of RMB1/sqm/month. The management fee is calculated on such basis that the area of Factory A is 2,592 sqm.

          c. The term of the lease for Factory A and Land A is 3 years from the date on which the lease is to commence.

(2)  Factory B and Land B

     i.   Description

          The area of Factory B is 2,592 sqm located on Land B with an area of 4,117.5 sqm. The property has been installed with seven (7) connections such as water, power, gas, drainage, sewage, telecommunications, internet and other accessory facilities

     ii.  Lease Terms and Conditions

          a. The rent for Factory B is RMB4/sqm/month until the Company installs facilities in Factory B. Once the facilities are installed in Factory B, the rent shall be increased to RMB8/sqm/month. The rent is not subject to any change during the term of the lease (including any extension of the initial lease term). The rent is calculated based on the area of Factory B of 2,592 sqm. CDHT will not charge any rent to the Company for Land B.

          b. Once PSi or its affiliated companies or Company installs facilities during the lease term, CDHT will charge a management fee for garbage disposal and security services equivalent to RMB1/sqm/month. The management fee is calculated on such basis that the area of Factory B is 2,592 sqm.

          c. The term of lease for Factory B and Land B is 3 years from the date on which the lease is to commence.

(3)  Expansion Land C and D

     i.   Description

          a. The area of Land C is 17,500 sqm adjacent to Land A and B. The area of Land D is 17,500 sqm adjacent to Land C. Both Land C and Land D are installed with seven (7) connections, such as water, power, gases, drainage, sewage, telecommunications, internet and other accessory facilities

          b. CDHT guarantees that at its own expense, the Land C and D will be free and clear of all structures and occupants, that Land C and D will be level with Lands A and B, and that the Land C and D will be properly compacted so that it is fit to construct a building without having to compact the soil further.

          c. CDHT acknowledges and agrees that at the option of PSi and in accordance with the Company's needs, a road may be constructed at the expense of CDHT to run through Lands C and D as drawn in the site map attached to this Agreement. The Company is entitled to exclusive use of the road by fencing and blocking access that road.

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     ii.  Purchase

          a. Within the 3-year term commencing from date on which the lease is to begin with respect to Factory A, Land A and Factory B, Land B between the Company and the CDHT, the Company has an option to purchase the use right to Land C and / or Land D. During the above-mentioned 3-year term, the purchase price for the land is RMB80/sqm.

          b. At any time after the 3-year term, the Company has the right of first refusal for purchase the use right of Land C and/or Land D at the market price. The market price shall be evidenced by a formal offer to purchase from a third party.

          c. The use right to Land C and/or Land D is for a period of not less than 50 years.

(4)  General Terms

     i. The site map of the aforesaid factories and pieces of land ("Factory and Land") is attached to this Agreement as Annex A.

     ii. CDHT hereby guarantees that it has full authorizations, power and rights to lease the Factory and Land to the Company and sell the use right of the Land. In addition, it has full rights and authorizations to represent all and any owner of the factories (if any), or relevant governmental authorities in charge of management of real estate and land, to execute and deliver this Agreement.

     iii. CDHT guarantees that no litigation, arbitration, disputes or other legal administrative procedures is pending or threatening, which is related to all the pieces of Land or Factories leased or sold to Company. Nor is there any mortgage created in favor of any bank, company or person, or lease or any other interest held by any third parties attached to the Factories and the Lands.

     iv. CDHT shall assume and pay all taxes and fees with respect to CDHT's acquisition and lease of the use right of every piece of Land.

     v. CDHT guarantees that every piece of Factory and Land is vacant from all and any occupants when the Land is turned over to the Company. Should there be any occupant on the Land, CDHT shall clear the land at its own cost prior to the start of the lease or effectivity of purchase.

     vi. Unless otherwise expressly provided herein, Company may use the Factory and Land freely and legally without any other additional charges or taxes, unless in the case of taxes, mandated by future government regulation or law.

     vii. All terms and conditions with respect to any lease of factories and land to the Company other than those provided herein shall be determined by the definitive lease agreement executed by the Company and CDHT or owner of factories or relevant governmental authorities.

     viii. During the 3-year lease term, Company has the option to purchase Factory A and the use right of Land A, Factory B and the use right of Land B. CDHT shall provide sufficient assistance to Company to handle all governmental procedures.

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          (a)  The purchase price for either Factory A or Factory B is
               RMB880/sqm and for either Land A or Land B is RMB80/sqm.

          (b) The rents paid by Company during the 3-year lease term will be deducted from the purchase cost of the land and factory.

          (c) The use right to Land A and Land B is for a period of not less than 50 years.

     ix. CDHT guarantees that the Company will obtain the right to use each piece of Land for a term of at least 50 year should Company decide to purchase use right of any of the Land.

     x. Where the land is at the border of the Hi-Tech Zone, CDHT shall built fence at its own expense.

     xi. The address for Factory A and B shall be Sichuan Chengdu Export Processing Zone, #1 New Century West Road, Tianfu Boulevard, Chengdu 610041, Sichuan Province.

2.   Supply of Power

     CDHT will cause the power supplier to provide the following services in relation to the power supply:

     i. CDHT will cause the relevant power bureau to provide lighting power to Company. The Company shall pay for the consumed electricity based on the standard electricity charge announced by the power bureau. The current rate is as follows:

          (a)  Commercial Rate (current average price of RMB0.57 per kwh):
               Applies to electricity usage for the office lighting;

          (b)  Industrial Rate (current average price of RMB0.47 per kwh):
               Applies to all other usages except those stated above.

     iii. CDHT will provide, at the Company's option, an electricity capacity of 300 kva with the necessary cables for the startup period of the Company for no less than 1 year from the date on which the Company starts its business operating in factories. The electricity consumption will be charged at the Commercial Rate. The CDHT will, at the Company's option, provide an additional 200 kva transformer. However, the cost of necessary cables shall be borne by the Company.

     iv. The Company has the option of building or sourcing a transformer(s) from external sources or from CDHT. Should the Company decide to source a transformer(s) from CDHT, CDHT shall ensure the completion of the construction of such transformer within one month. In all instances, CDHT shall connect the transformer within the red-line border of the land.

     v. The cost of electricity, water and gas consumed for the manufacture of product for export, is subject to a tax rebate of 13%. Should the tax rebate not be reflected in the bills issued to Company, CDHT shall coordinate with the relevant service provider and/or relevant governmental authority to ensure that the tax rebate is

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          refunded to the Company. Further, CDHT will provide all assistance required to obtain the refund from the service provider and/or relevant governmental authority.

     vi. CDHT will provide a power subsidy of 10% based on the actual power consumption expenses (gross amount before tax rebate) to the Company for the first five (5) years from the date of issuance of the Company's business license; the rate of subsidy will be changed to 5% for the following five years afterwards. Such subsidy will be payable within one (1) month from the payment of the bill to the power bureau. In the event the subsidy has not been paid within the one (1) month period, the Company shall deduct the outstanding subsidy from the lease payment or purchase price of the land and factories. Such deduction shall not form part of the calculation for the purchase amount of the land and factory, as specified in 1.4.viii.

3.   Dormitories for Managers

(a) CDHT will lease to the Company dormitory units for the managers of the Company at a rate of RMB500/unit/month. Such rate shall remain unchanged for a period of three (3) years and any price increase thereafter shall be in accordance with or lower than the changing rate of the PRC price index.

(b)  Each unit has two (2) bedrooms, a toilet and a bathroom.

(c) Power, gas and water fees shall be borne by the Company. The CDHT will install power meters to each unit and renovate the bathrooms for the use by Company personnel.

(d) The full cost of all facilities such as bed, chairs and desks shall be borne by the Company.

(e)  All residents shall follow the property management regulations.

(f) CDHT will guarantee the availability of dormitory units to the Company upon request by the Company within a one (1) week period if there are units available in the dormitory building. In the event that there are no available units, CDHT will construct another dormitory building, at no expense to PSi, within a six (6) month period and at the originally agreed lease rate and terms.

4.   Dormitories for Operators

(a) CDHT will lease to the Company, dormitory units for the operators of the Company at a rate of RMB160/unit/month. Such rate shall remain unchanged for a period of three (3) years and any price increase thereafter shall be in accordance with or lower than the change rate of the PRC price index.

(b) Each unit contains one (1) bedroom for 8 persons, and includes access to common areas and facilities including toilet, bathroom and public kitchen.

(c)  Power, gas and water fees shall be borne by the Company.

(d) The full cost of all facilities such as bed, chairs and desks shall be borne by the Company.

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(e)  All residents shall follow the property management regulations.

(f) CDHT will guarantee the availability of dormitory units to Company upon request by the Company within a one (1) week period if there are available units available in the dormitory building. In the event that there are no available units, CDHT will construct another dormitory building, at no expense to PSi, within a six (6) month period and at the previously agreed lease rate and terms.

5.   Canteen Services

(a)  CDHT will provide non-profit canteen services to the Company.

     The Company has option to use canteen services provided by any third parties.

6.   Taxes and Duties

     CDHT represents and warrants to and covenants with PSi the following:

(a) Enterprise Income Tax - As a foreign investment company incorporating in a high-tech zone, the Company is and will be entitled to the applicable preferential treatment of 2-year tax exemption followed by 3-year enjoyment of the lowest income tax rate (but in no case higher than 10%) starting from its first profitable year. Afterwards, the Company will continue to enjoy the applicable lowest tax rate (but in no case higher than 10%) if it continues to export 70% of its products. If the Company exports less than 70% of its products, then the tax rate will be 15%.

(b) The Company is and will be entitled to exemption of the Custom duties and VAT for machinery, equipments, construction materials, moulds, and spare parts imported hereby. CDHT will assist the Company in the smooth importation of second-hand equipments.

(c) The Company is and will be entitled to exemption of Custom duties and VAT for raw materials, spare parts, packing materials, components and units imported hereby.

(d) CDHT will provide bonded warehouse facility for the Company, including refund of VAT on items produced locally such as machinery, equipment, construction materials, raw materials, packaging materials, moulds and spare parts, all of which are made in China.

(e) Other than those stipulated in the national government regulations, there will be no other state, local, city, municipal income taxes, consumption taxes, property taxes and fees.

7.   Other Service

(a) CDHT encourages and supports PSi or its affiliates or the Company to establish a semiconductor test and assembly facility in the Hi-tech Zone and will provide all assistance, including the establishment of a work team, determined by PSi or its affiliates or Company as necessary for obtaining preferential policies on import and export, business registration, tax and duties, foreign exchange control and environment protection.

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(b)  The CDHT shall offer the Company a training subsidy of RMB500,000 on annual basis for a term of 5 years. The subsidy will be payable upon the establishment of the Company and in the first month of each year thereafter. In the event the subsidy has not been paid within the period specified herein, the Company shall deduct the outstanding subsidy from the lease payment or purchase price of the land and factories. Such deduction shall not form part of the calculation for the purchase amount of the land and factory, as specified in 1.4.viii.

     The Company is and will be entitled to pay social benefits and social securities on a preferential basis according to existing Hi-Tech Zone policies, as follows:

--------------------------------------------------------------------------------
                             Current rates applied in   Rates applicable for PSI
                                      Chengdu                    project
--------------------------------------------------------------------------------
Retirement                                20%                       11%
--------------------------------------------------------------------------------
Medical insurance                        7.5%                        4%
--------------------------------------------------------------------------------
Unemployment
Insurance                                  2%                        2%
--------------------------------------------------------------------------------
Accidental Injuries
insurance                             0.6%-2%                        1%
--------------------------------------------------------------------------------
Maternity insurance                      0.6%                      0.6%
--------------------------------------------------------------------------------
Housing reserve                            6%                        6%
--------------------------------------------------------------------------------
Total                                  Ca 37%                     24.6%
--------------------------------------------------------------------------------

     CDHT guarantees that the Company will be able to pay the rate specified above. CDHT shall coordinate with the relevant governmental authority and shall obtain all the necessary approvals and clearances in the event that any other governmental authority/(ies) challenges the legality of this rate.

(c) The basic wages on which social securities will be paid by the Company shall not be lower than the lowest wage level of Chengdu, i.e.910 yuan/month, and shall not be higher than three times of the lowest wage level. The aforesaid preferential rates shall not prejudice the level of social security applicable to the staff of the Company.

8.   General Provisions

     (a)  Options to Choose Service Providers

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          Notwithstanding the provisions contained herein, PSi or its affiliated companies or the Company shall have the right to choose any service provider to provide relevant service described in this Agreement rather than CDHT.

     (b)  Confidentiality

          Other than for the purpose of performance of this Agreement, CDHT shall not disclose to any third party, without the prior written consent of PSi, (i) any information on potential investment by PSi or any of its Affiliates; (ii) any content of this Agreement and any terms and conditions agreed by PSi and CDHT orally or in writing.

     (c)  Non Assignability

          This Agreement and the rights and obligations hereunder shall not be assignable by either Party without the prior written consent of the other Party, except that a party may assign this Agreement to the successor of all or substantially all of its business assets or an Affiliated Company without such consent.

          For the purposes of this Agreement, an Affiliated Company shall mean any legal entity that either Party may delegate and/or assign all or part of the performance of its rights and obligations hereunder, wherein at least fifty one (51) percent of the voting shares (or similar voting rights), now or hereunder owned or controlled, directly or indirectly by PSi or CDHT, as the case may be, or in which PSi or CDHT, as the case may be, otherwise has the ability to direct the management, but such legal entity shall be considered to be an Affiliated Company only for so long as such control exists.

     (d)  PSi's Investment

          CDHT acknowledges and agrees that there are several factors that will affect PSi or its affiliated companies' decision to make an investment in the Hi-Tech Zone, or the final amount of that investment, whether in the Phase No. 1 or in subsequent phases. Based upon the above understanding, should PSi or its affiliated companies decide not to invest in Hi-Tech Zone or alter its investment amount after the execution and delivery of this Agreement, PSi or its affiliated companies shall not bear any liability to CDHT notwithstanding any provision in this agreement. In the event PSi cancels the investment project, then the CDHT will not be liable to the obligations as committed in this agreement.

     (e)  Most Favorable Treatment

          CDHT undertakes to make its best efforts to help the Company to obtain the most favorable treatment in PRC as a wholly owned foreign enterprise in Hi-Tech Zone during the term of this Agreement, while realizing that relevant PRC laws and regulations may be amended from time to time.

     (f)  Entire Agreement

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          This Agreement shall constitute the entire agreement between the parties hereto with regard to the subject matter hereof and supersede all previous discussions, negotiations and agreements between the Parties regarding the subject matter hereof.

     (g)  Effectiveness

          The obligations of PSi under this Agreement shall become effective upon the issuance by the relevant Governmental Authority/ies of the Company's business license, customs permits, and such other approvals and permits as may be necessary to establish and operate an Assembly and Test Facility Factory in the Sichuan Chengdu Export Processing Zone, Chengdu, Sichuan Province. The obligations of all other parties to this contract shall become effective from the execution date and continuously effective during the operational period of the Company.

     (h)  Validity of the Agreement

          If any provisions contained herein become illegal under PRC laws during the term of this Agreement, the parties shall, through friendly negotiations, reach supplemental agreements in accordance to Section 8(f) of this Agreement. The invalidity, nullity and unenforceability of any provision hereof shall not influence or prejudice the validity, effectiveness and enforceability of other provisions hereof.

     (i)  Termination

          PSi has right to terminate this Agreement upon giving a one-month prior written notice to CDHT.

     (j)  Language and Copies

          This Agreement shall be written in both English and Chinese. This Agreement will be signed in 4 (four) originals, with each party holding two (2). All the signed originals shall bear equal legal effects.

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     This Agreement is signed by the duly authorized representatives of each of the parties hereto on the date first written above.

PSi TECHNOLOGIES, INC.                  CHENGDU HI-TECH ZONE

By:                                     By:


/s/ Arthur J. Young, Jr.                /s/ Jing Gang
-------------------------------------   ----------------------------------------
Name: Arthur J. Young, Jr.              Name: Jing Gang
Title: Chairman and CEO                 Title: Director of the Management
                                        Committee of Chengdu Hi-Tech Zone and
                                        Assistant to the Mayor of the People's
                                        Government of Chengdu

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                                     Annex A

                          Site Map of Factory and Land

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